Regal Rexnord Corporation 111 West Michigan Street Milwaukee, WI 53203	www.regalrexnord.com
DATE:         June 1, 2026
CONTACT:    Robert Barry
Vice President, Investor Relations
        608.361.7530
        Robert.Barry@regalrexnord.com

Regal Rexnord Names Mark Klossner EVP & President, Industrial Powertrain Solutions (IPS), Jerry Morton to Retire as EVP & President, IPS
MILWAUKEE, WI – Regal Rexnord Corporation (NYSE: RRX) today announced the appointment of Mark Klossner as Executive Vice President & President, Industrial Powertrain Solutions (IPS), effective immediately. He succeeds Jerry Morton, who will retire after 11 years with Regal Rexnord and a distinguished 39-year career in the power transmission business, which joined the company’s portfolio when it was acquired from Emerson in 2015. Morton has served as Executive Vice President & President, IPS since 2023 and will remain with the company as Executive Vice President until his retirement on December 31, 2026 to help ensure a smooth leadership transition.
Klossner’s promotion reflects Regal Rexnord’s disciplined internal succession planning process, overseen by its Board of Directors. Klossner joined Regal Rexnord as part of the acquisition of Altra Industrial Motion Corporation in March 2023, serving initially as Senior Vice President & General Manager of the Couplings Division. In June 2024, he was promoted to Group President of the Couplings and Gearing Divisions, an approximately $1.4 billion portfolio spanning five business units. Prior to joining the company, Klossner spent 19 years with Altra Motion where he was the President of Altra’s Gearing Division for six years and President of the Altra Couplings Division for seven years.
Klossner holds an MBA from the Kellogg School of Management, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a B.S. in Materials Science and Engineering from Cornell University.
Louis Pinkham, CEO of Regal Rexnord, commented, “Mark brings a powerful combination of operational rigor, strategic vision, and deep product and industry expertise to this role. Over the past several years, he has demonstrated exceptional leadership, driving growth across our couplings and gearing businesses. I am confident Mark will continue to build on that momentum and lead the Industrial Powertrain Solutions segment into its next phase of profitable growth.”
Klossner said, “I am honored to step into this role and excited about the opportunity ahead. Industrial Powertrain Solutions has a strong foundation, including unrivaled product and go-to-market scale and scope in the markets it serves. I look forward to working with our talented teams around the world to serve our customers and accelerate profitable growth.”
Pinkham added, “On behalf of the entire Regal Rexnord team, I want to thank Jerry for his decades of leadership, commitment, and impact. He has played a critical role in positioning our company for long-term success, and his influence will be felt for years to come. We wish Jerry and his family the very best in his retirement.”

About Regal Rexnord

Regal Rexnord’s 30,000 associates around the world help create a better tomorrow by providing sustainable solutions that power, transmit and control motion. The Company’s electric motors and air moving subsystems provide the power to create motion. A portfolio of highly engineered power transmission components and subsystems efficiently transmits motion to power industrial applications. The Company’s automation offering, comprised of controllers, drives, precision motors, and actuators, controls motion in applications ranging from factory automation to precision tools used in surgical applications.
The Company’s end markets benefit from meaningful secular demand tailwinds, and include discrete automation, food & beverage, aerospace & defense, medical, data center, energy, residential and commercial buildings, general industrial, and metals and mining.
Regal Rexnord is comprised of three operating segments: Automation & Motion Control, Industrial Powertrain Solutions, and Power Efficiency Solutions. Regal Rexnord is headquartered in Milwaukee, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, including a copy of our Sustainability Report, visit RegalRexnord.com.
Forward Looking Statements
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